Exhibit 99.1

NEWS BULLETIN                                  RE:  NOBLE ROMAN'S, INC.
                                                    1 Virginia Avenue, Suite 800
                                                    Indianapolis, IN  46204

FOR ADDITIONAL INFORMATION, CONTACT:
         Investor Relations:  Paul Mobley, Chairman 317/634.3377
         Press Information:  Scott Mobley, President  317/634.3377

(Indianapolis, Indiana) - August 2, 2005 -- Noble Roman's, Inc. (OTC/BB: NROM), the Indianapolis-based franchisor of Noble Roman's Pizza and Tuscano's Italian Style Subs, today announced that it has entered into a settlement agreement with SummitBridge National Investments, LLC and related entities. Upon closing of the transactions contemplated by the agreement, which is subject to certain conditions, Noble Roman's will report a pre-tax gain of approximately $2,800,000.

At the closing, Noble Roman's will acquire all of SummitBridge's debt and equity interests in Noble Roman's, except for 2,400,000 shares of common stock, for a purchase price of $8,300,000. These interests consist of a senior secured promissory note in the principal amount of $7,700,000, interest accrued on the note since February 2004, 3,214,748 shares of Noble Roman's common stock, $4,929,275 stated amount of Noble Roman's no-yield preferred stock convertible into 1,643,092 shares of common stock, and a warrant to purchase 385,000 shares of Noble Roman's common stock with an exercise price of $.01 per share.

The closing under the settlement agreement is contingent upon, among other things, Noble Roman's obtaining new financing on terms satisfactory to it. Noble Roman's has entered into a non-binding letter of understanding with a lender that proposes to make Noble Roman's a loan of the funds to complete the transactions under the settlement agreement. In conjunction with the financing, the holders of the $2,040,000 principal amount of currently outstanding subordinated debentures issued by Noble Roman's have agreed, at the time of the closing under the settlement agreement, to convert their debentures into shares of Noble Roman's convertible preferred stock with a liquidation preference equal to the principal amount of the debt converted. The preferred stock is convertible after December 31, 2006 into Noble Roman's common stock at a conversion price of $2.25 per share.

Noble Roman's agreed to use commercially reasonable efforts to assist SummitBridge in finding one or more buyers for their retained stock over a six- to nine-month period after closing. SummitBridge will continue to have no voting rights with respect to its retained shares as a result of the Indiana Control Share Acquisition Act. However, following the six- to nine-month period after closing, SummitBridge will have the right to require Noble Roman's and its executive officers to use commercially reasonable efforts to cause Noble Roman's shareholders to vote to restore SummitBridge's voting rights on any shares that SummitBridge then owns. Also after the six- to nine-month period, if SummitBridge then owns more than 5% of Noble Roman's outstanding shares, SummitBridge will have certain registration rights.

Upon closing under the settlement agreement, the legal action initiated by Noble Roman's against SummitBridge National Investments, LLC in March 2004 will be resolved and the parties will execute mutual releases. As previously reported by Noble Roman's, the parties had asserted various claims against each other after SummitBridge acquired the above-described secured promissory note and related stock ownership interests from The Provident Bank, Noble Roman's former bank lender, in October 2003.

The statements contained in this press release concerning Noble Roman's future revenues, profitability, financial resources, market demand and product development are forward-looking statements (as such term is defined in the

Private Securities Litigation Reform Act of 1995) relating to the company that are based on the beliefs of the management of the company, as well as assumptions and estimates made by and information currently available to the company's management. Noble Roman's actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the company's operations and business environment including, but not limited to: competitive factors and pricing pressures, shifts in market demand, general economic conditions and other factors, including (but not limited to) changes in demand for Noble Roman's products or franchises, the impact of competitors' actions and uncertainties with respect to completion of the proposed settlement discussed above. Should one or more of these risks or uncertainties adversely affect Noble Roman's or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended.

                                       END